EXHIBIT 10.2

THE BUCKLE, INC.
FIRST AMENDMENT TO
2024 MANAGEMENT INCENTIVE PLAN

1.PURPOSE.

The Compensation Committee (the “Committee”) of the Board of Directors of The Buckle, Inc. previously adopted that certain 2024 Management Incentive Plan (the “Plan”) which sets forth, among other things, the method by which incentive compensation may be awarded to the Company Executive Officers for the Company’s financial performance during Fiscal Year 2024. The purpose of such Plan is to reward the Company’s Executive Officers for increasing shareholder value by creating a bonus program that assures (on average) that increases in executive compensation will mirror increase in stockholder value. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Plan.

2.AMENDMENTS TO THE PLAN.

The Plan is amended as follows:

a.A new definition of Discretionary Bonus Award is added to Section 2, DEFINITIONS of the Plan as follows:

“Discretionary Bonus Award” means a cash bonus payment approved by the Committee and made to an Executive Officer pursuant to this First Amendment to the Plan. The Committee shall have no obligation to make any Discretionary Bonus Award(s) for any Plan Year, and approval of any Discretionary Bonus Award(s) may be granted or withheld by the Committee in its sole discretion.

b.A new Section 7, DISCRETIONARY BONUS AWARDS is added to the Plan as follows:

7.     DISCRETIONARY BONUS AWARDS

A. From time to time, certain points in the Plan representing a share of the Bonus Pool may remain unassigned upon the commencement of the applicable Plan Year. In addition, certain points in the Plan may be assigned to a Participant upon the commencement of the applicable Plan Year but later be forfeited due to the termination of employment of the Participant prior to the end of the Plan Year. In either such event, the share of the Bonus Pool represented by the unassigned and/or forfeited points (the “Unused Bonus Pool Amount”) shall then be available for Discretionary Bonus Awards. In addition to the Unused Bonus Pool Amount, the sum of $5,000,000 also shall be available for Discretionary Bonus Awards under the Plan.

B. Discretionary Bonus Awards may be made to such Executive Officers, and in such amounts, as the Committee determines in its sole discretion to be in the best interest of the Company, it being understood that incentivizing continuing performance by Executive Officers ensures the continuing alignment between Executive Officers and the Company’s stockholders. Any Discretionary Bonus Award made hereunder shall be awarded and certified no later than the date upon which the Committee certifies the Company’s Pre-Bonus Net Income pursuant to Section 5(B) of this Plan.

3.MISCELLANEOUS.

All other provisions of the Plan remain in full force and effect. To the extent that there is any conflict between this First Amendment and the text of the Plan, the Plan shall prevail.